AMENDENT #1 TO THE
CONFIDENTIALITY AND INVENTION ASSIGMENT AGREEMENT
BETWEEN
VARVARA GRICHKO AND HYDRODYNAMIC TECNHOLOGY, INC.

This Amendment #1 the Confidentiality and Invention Assignment Agreement between Varvara Grichko and HydroDynamic Technology, Inc. is entered into this 22nd day of November, 2010 (the "Effective Date"). This Amendment amends the Confidentiality and Invention Assignment Agreement originally entered into on April 30, 2008 (the "Original Agreement").

1. Section 4.2 of the Original Agreement is amended to read in its entirety as follows:

"4.2. However, notwithstanding the provisions of 4.1, above, in further consideration of assignment of inventions and other Intellectual Property to Company, Company shall share with Employee the royalties it receives from patents. Employee's royalty compensation is intended to promote inventorship and spur creativity. The legal named inventor shall receive an amount equal to 5% of actual gross royalties received from the royalty stream in the first year in which the Company receives royalty payments from the patent which the Employee was the legally named inventor and 3% of actual gross royalties received by the Company from the patent in each subsequent year. Payment of royalty fees will be made no later than one quarter after the royalty payments were received by the Company and the Company will use its best efforts to make such payments no later than 30 days after receiving such payment. Upon termination of employment with the Company, the Employee will continue to receive such royalty fees as consideration for maintaining the confidentiality of information herein described as confidential.

2. The Company hereby assigns the Original Agreement and this Amendment to Cavitation Technologies, Inc. (the "Parent") and the Company and the Employee hereby consent to such assignment.

3. (a) All other terms of the Original Agreement shall remained unchanged unless amended in this Amendment. All defined terms herein shall retain their meaning as set forth in the Original Agreement unless indicated otherwise in this Amendment.

(b) This amendment will be interpreted, construed, and enforced in accordance with the laws of the State of California, without giving effect to the application of the principles pertaining to conflicts of laws. Any proceeding arising between the parties in any manner pertaining or relating to this Agreement shall, to the extent permitted by law, be held in the State of California.

(c) This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

V.G.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY

HYDRODYNAMIC TECHNOLOGY, INC.

By: ______________________

Roman Gordon, CEO

EMPLOYEE

____

Varvara Grichko

PARENT

CAVITATION TECHNOLOGIES, INC.

By: ______________________

Roman Gordon, CEO